[Closing Date]











SRFG, Inc.
3711 Kennett Pike
Greenville, Delaware 19807

          Re:  Sears Credit Account Master Trust II, Series [     ]

Ladies and Gentlemen:

          We have acted as counsel to SRFG, Inc. (f/k/a Sears
Receivables Financing Group, Inc.), a Delaware corporation (the
"Company"), in connection with

     i. the Company's purchase of certain credit account receivables from Sears, Roebuck and Co. (the "Parent"), in the initial principal amount of $779,898,063 under the First Amended and Restated Purchase Agreement, dated as of July 31, 1994, as amended (the "Purchase Agreement"), between the Parent and the Company and the Company's receipt of certain credit account receivables from the Parent in the initial principal amount of $980,495,704.40 under the First Amended and Restated Contribution Agreement, dated as of July 31, 1994, as amended (the "Contribution Agreement"), between the Parent and the Company;

     ii.  the Receivables Warehouse Agreement, dated as of December
          21, 1995, as amended, between the Parent and the Company (the "Warehouse Agreement," and together with the Purchase Agreement and the Contribution Agreement, the "Transfer Documents"), including without limitation, the confirmation by the Parent of the prior contribution or sale of certain credit account receivables to the Company, pursuant to the terms of the Purchase and Contribution Agreements (as defined in the Warehouse Agreement); and

     iii. the sale of certain such receivables to the Sears Credit
          Account Master Trust II (the "Trust") under the Pooling and Servicing Agreement, dated as of July 31, 1994, as amended by the Series Supplement, dated as of the date hereof (the "Series Supplement"), as amended by Assignment of Additional Accounts No. 1, dated as of October 26, 1994, as amended by an Amendment dated as of March 31, 1995, as amended by Assignment of Additional Accounts No. 2, dated as of July 19, 1995, as amended by Assignment of Additional Accounts No. 3, dated as of November 10, 1995, as amended by Amendment No. 2, dated as of December 21, 1995, as amended by Assignment of Additional Accounts No. 4, dated as of December 21, 1995, as amended by Assignment of Additional Accounts No. 5, dated as of April 24, 1996, as amended by Assignment of Additional Accounts No. 6, dated as of November 15, 1996, as amended by Reassignment No. 1 of Receivables, dated as of June 30, 1997 (the "Reassignment"), as amended by Assignment of Additional Accounts No. 7, dated as of August 15, 1997, and as amended by Assignment of Additional Accounts No. 8, dated as of June 29, 1998, (collectively, the "Pooling and Servicing Agreement"), each among the Parent, the Company and The First National Bank of Chicago (now known as Bank One, National Association), as Trustee (the "Trustee").

All capitalized terms used herein and not otherwise defined shall have the meaning specified in the Pooling and Servicing Agreement unless the context clearly indicates otherwise.

          The Trustee will issue the Class A Master Trust Certificates, Series [____] (the "Offered Certificates"), the Class B Master Trust Certificates, Series [____] (the "Class B Certificates") and the Class C Master Trust Certificates, Series [____] (the "Class C Certificates" and, together with the Offered Certificates and the Class B Certificates, the "Investor Certificates"), evidencing the Investor Interest, pursuant to the Pooling and Servicing Agreement (including the Series Supplement). The Offered Certificates will be sold to the
public, through [     names of underwriters    ] under a
prospectus supplement dated [     date     ] and a prospectus
dated [     date     ] (collectively, the "Prospectus").

          The relevant transactions are more fully described under the "Summary of the Transactions" set forth below.

          We have reviewed the following documents and any exhibits thereto for purposes of this opinion (the "Relevant
Documents"):

          1.   the Pooling and Servicing Agreement;

          2.   the Contribution Agreement;

          3.   the Purchase Agreement;

          4.   the Warehouse Agreement;

          5. the Purchase and Contribution Agreements (as defined in the Warehouse Agreement);

          6.   the Series Supplement;

          7.   the Company's Certificate of Incorporation;

          8.   the Company's By-Laws; and

          9. Financing Statements on form UCC-1 filed in Illinois, Arizona and Delaware, and the amendments thereto.

                               I.
                       OPINIONS REQUESTED

          You have requested our opinion as to whether, in the event the Parent were to become a debtor in a case under the Bankruptcy Code, 11 U.S.C. 101 et seq. (the "Bankruptcy
Code"), (A) a federal bankruptcy court would order the substantive consolidation of the assets and liabilities of the Company with those of the Parent and (B)(1) a transfer of the Receivables in the form and manner contemplated by the Transfer Documents would constitute an absolute sale or other transfer of such Receivables rather than a borrowing by the Parent secured by such Receivables, so that such Receivables would not be property of the estate of the Parent under Section 541(a) of the Bankruptcy Code, and thus (2) the Company's rights thereto would not be impaired by the operation of Section 362(a) of the Bankruptcy Code.

          We call to your attention the fact that we are opining herein as to the effect on the subject transaction only of the internal laws of the State of Illinois and the federal bankruptcy laws of the United States of America, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. To the extent that any of the opinions expressed herein are dependent upon the application of laws of any state, we have assumed that the laws of the State of Illinois will be applied.

                               II.
                       ASSUMPTIONS OF FACT

          In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on the Relevant Documents and on facts provided to us by the Parent and the Company through certificates of officers and executives, which we assume have been and will continue to be true.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of such documents, for purposes of this opinion we have assumed that all parties thereto had the requisite power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the due execution and delivery by such parties of such documents, the validity and binding effect thereof and that such documents are enforceable against such parties.

          We understand and have assumed that the Company was created for the sole purpose of effecting the transactions contemplated by the Relevant Documents (collectively, the "Transactions") and other similar securitization transactions. We also understand and have assumed that the Company had no creditors and had not conducted any business activities prior to the consummation of the Transactions and other similar securitization transactions. We have also been advised that following the consummation of the Transactions, the Company will not have or incur any liabilities or indebtedness not permitted under the Relevant Documents.

          For purposes of this opinion, we have also assumed that all of the parties to the Relevant Documents have complied and will continue to comply with all of the terms, covenants and conditions thereof and that each of the representations and warranties set forth in the Relevant Documents is true and correct on each day that such representation and warranty is made. In addition, we have assumed that, in the event of the bankruptcy of the Parent, (i) the holders of the Investor Certificates as a group would be harmed by the substantive consolidation of the assets and liabilities of the Company with the assets and liabilities of the Parent and therefore would not have purchased the Investor Certificates if such holders of the Investor Certificates as a group believed that the assets and liabilities of the Company would be substantively consolidated with the assets and liabilities of the Parent; and (ii) none of the holders of the Investor Certificates, as a direct or indirect creditor of the Company, would seek, and in fact would vigorously oppose, any effort to substantively consolidate the assets and liabilities of the Company with the assets and liabilities of the Parent.

          For purposes of this opinion, we have also assumed all of the following matters set forth below in this Section II.A through II.C:

A.   Corporate Procedures.

          The Company, a wholly-owned subsidiary of the Parent, is a limited purpose corporation organized under the laws of the State of Delaware. The Company strictly observes all corporate and legal procedures and formalities required by its Certificate of Incorporation, its By-Laws, and the laws of the State of Delaware. The Company maintains its corporate existence and its good standing under the laws of the State of Delaware.

          The Company was formed for the exclusive purpose of owning receivables and issuing credit account pass-through certificates directly or through one or more trusts, including the Investor Certificates. The Company does not (and will not) have any material assets other than receivables, seller certificates, proceeds from receivables, notes payable by the Parent and the equity contributed to it.

          The Company will be managed by a board of directors (the "Board") which will include at all times at least one Independent Director. An Independent Director shall be an individual who is not at such time, and shall not have been at any time during the preceding five years (i) a director, officer, employee or affiliate of the Parent or any of its subsidiaries or affiliates, or (ii) the beneficial owner, at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director, of five percent (5%) or more of the outstanding common shares of the Parent having general voting rights, except that a director who otherwise meets the description of Independent Director above shall not be disqualified from serving as an Independent Director of the Company if he is also a director of another special purpose corporation that is an affiliate of the Parent with a certificate of incorporation substantially similar to the certificate of incorporation of the Company. The prior unanimous approval of the Board, including the Independent Director, is required to institute bankruptcy or insolvency proceedings. In addition, so long as any Investor Certificates are outstanding, the Company may not, without the confirmation by Standard & Poor's Ratings Services and Moody's Investors Service, Inc. that such action will not result in a reduction in, or withdrawal of, the rating of the outstanding Certificates by the Rating Agency:
(a) dissolve the Company, (b) incur indebtedness (other than certain subordinated indebtedness to the Parent in connection with the acquisition of the Receivables) or assume or guaranty any indebtedness of any entity, or (c) amend certain provisions of the Certificate of Incorporation including those designed to ensure the bankruptcy remoteness of the Company. The Company will have its own executive officers, some of whom may also be officers of the Parent.

          The Company will at all times ensure that: (a) the Company's funds and other assets are not commingled with those of the Parent or any other entity and that funds of the Company will be clearly traceable at each step in the transaction, (b) the Company's Board of Directors duly authorizes all of its corporate actions, (c) the Company maintains separate corporate records and books of account from those of the Parent, and (d) the Company conducts its business at an office segregated from the offices of the Parent, and the Company's Certificate of Incorporation will at all times set forth the matters in (a), (c) and (d) above with respect to the Company.

          Each of the Company and the Parent conducts its business solely in its own name so as not to mislead others as to the identity of the company with which those others are concerned. Without limiting the generality of the foregoing, all oral and written communications, including, without limitation, letters, invoices, purchase orders, contracts, statements and applications, are made (i) solely in the name of the Company if they relate to the Company and (ii) solely in the name of the Parent if they relate to the Parent.

          The Company and the Parent have separate telephone numbers, mailing addresses, stationery and other business forms.

          The Company's capitalization is adequate in light of its business and purpose. The Company provides for its operating expenses and liabilities from its own funds. Certain of the organizational expenses of the Company, however, have been paid by the Parent.

          As required by its By-Laws, the Company keeps (a) correct and complete books and records of account, and (b) minutes of the meetings and other proceedings of its stockholder and Board of Directors.

          Where necessary, the Company obtains proper authorization from its directors or stockholder, as appropriate, for corporate action. The Company acts solely in its corporate name and through its duly authorized officers or agents in the conduct of its business.

          The Parent does not and will not hold itself out or permit itself to be held out as having agreed to pay or being liable for the debts of the Company; the Company does not and will not hold itself out or permit itself to be held out as having agreed to pay or as being liable for the debts of the Parent; the Company does maintain and will maintain an arm's length relationship with the Parent; and the Company does not and will not have decisions with respect to its daily business controlled by the Parent.

B.   Summary of the Transactions.

          In connection with the issuance and sale of the Investor Certificates, the Parent initially sold $779,898,063 in face amount of the Receivables to the Company pursuant to the Purchase Agreement and contributed an additional amount of Receivables to the capital of the Company pursuant to the Contribution Agreement. The Company concurrently transferred all the Receivables to the Trustee in exchange for the Seller Certificate and the proceeds from the sale of each Series of the Investor Certificates. The Parent subsequently sold or contributed as capital Receivables in Additional Accounts to the Company pursuant to the Additional Assignment No. 1, dated as of October 26, 1994, the Additional Assignment No. 2, dated as of July 19, 1995, the Additional Assignment No. 3, dated as of November 10, 1995, the Additional Assignment No. 4, dated as of December 21, 1995, the Additional Assignment No. 5, dated as of April 24, 1996, the Additional Assignment No. 6, dated as of November 15, 1996, the Additional Assignment No. 7, dated as of August 15, 1997, the Additional Assignment No. 8, dated as of June 29, 1998, and the Warehouse Agreement, which were or will be transferred to the Trust. The Company subsequently removed certain receivables from the Trust pursuant to the Reassignment. The Parent's or an affiliate's computer records have been or will be electronically marked to indicate clearly the sale or contribution of Receivables to the Company and the subsequent transfers between the Company and the Trust. In addition,
Schedule 1 to the Pooling and Servicing Agreement has been or will be amended to reflect the Additional Accounts and the Removed Accounts.

          The sale or other transfer and purchase of the Receivables under the Transfer Documents is without recourse to the Parent, unless such sale or other transfer is not properly authorized or perfected, or any Receivables transferred thereby do not comply with the eligibility requirements contained therein. The Relevant Documents obligate the Parent to repurchase such ineligible or improperly authorized or perfected Receivables. We note that each of the Transfer Documents states that the Parent intends that the transfer of the Receivables is, and the Transfer Documents purport to effect, an absolute, unconditional and irrevocable transfer that is treated as a sale or other absolute assignment or transfer.

          Receivables arising in the future under the Credit Agreements will be sold by the Parent to the Company at fair market value, to be paid by the Company in cash or in the form of cancellation of indebtedness, or contributed by the Parent to the Company as capital. The Company will also have the right to purchase from the Parent, at fair market value, additional Receivables arising under credit agreements other than the initial Credit Agreements.

          The Company will pay, dividend or lend (subsequent to the transfer of the Receivables other than Add-ons into the Trust) the proceeds from the sale of each Series of the Investor Certificates to the Parent and will retain the Seller Certificate for its own benefit. Collections on the Receivables will be allocated to the Investor Certificateholders and the Company in proportion to their respective Fractional Undivided Interests in the Trust and distributed to the Trustee, the Servicer and the Company to the extent, and as provided in the Pooling and Servicing Agreement (including the Series Supplement).

          The Parent will act as the Servicer for each Credit Agreement pursuant to the Pooling and Servicing Agreement. The Parent will collect on behalf of the Trust all amounts due under the Receivables and enforce the Receivables. During each Due Period, all amounts collected under the Credit Agreements will be recorded as receipts by the Trust, but will be loaned to the Parent pursuant to, and to the extent permitted by, the Pooling and Servicing Agreement until the next Distribution Date. On the next Distribution Date, the Parent, as the Servicer, will deposit any Collections in respect of the related Due Period not previously deposited in the Collections Account. The Parent, as Servicer, shall apply all Collections received during each Due Period as described in the Pooling and Servicing Agreement and the applicable Series Supplement. On each Distribution Date, the Servicer shall direct the Trustee in writing to withdraw all Collections with respect to the related Due Period from the Collection Account and to allocate such Collections to each Group Collections Account according to the pro rata share represented by the sum of the Investor Interests for all Series in the Group related to each such Group Collections Account over the Aggregate Investor Interest to the extent, and as provided in the Pooling and Servicing Agreement.

          In addition, we have assumed the following:

          1. For accounting purposes, the transfer of the Receivables by the Parent to the Company is recorded as a sale or other absolute assignment.

          2. Immediately prior to the irrevocable assignment, transfer and conveyance of the Receivables to the Company, the Parent had good title and was the sole and exclusive owner and holder of such Receivables and had the full right and authority to transfer and assign the same, free and clear of any adverse claims or restrictions.

          3. The Company is entering into the Transactions and consummating the Transactions in reliance on the identity of the Parent as a separate legal entity. The Parent is entering into the Transactions and consummating the Transactions in reliance on the identity of the Company as a separate legal entity.

          4. Each of the Company and the Parent has consummated the Transactions in good faith. The Relevant Documents and the other agreements between the Company and the Parent reflect bona fide transactions that are undertaken in good faith.

          5. The Company and the Parent have not concealed and will not conceal the Transactions from any creditor or other interested party. The Company and the Parent have not removed or concealed, and will not remove or conceal, from any creditor or other interested party any assets of any other entity and have not participated and will not participate in removing or concealing the assets of any other entity. The Company did not and will not consummate the Transactions with any intent to hinder, delay or defraud any creditor of the Parent or the Company or any other interested party. The Parent did not and will not consummate the Transactions with any intent to hinder, delay or defraud any creditor of the Company or the Parent or any other interested party.

          6. The Parent has engaged in business transactions with the Company only on terms and conditions that it believes are at arm's length and commercially reasonable. The Company has engaged in business transactions with the Parent only on terms and conditions that it believes are at arm's length and commercially reasonable.

          7. When the Parent effected any conveyance, transfer or obligation to or for the benefit of the Company in respect of the Transactions, the Parent received fair consideration and reasonably equivalent value in exchange for such conveyance, transfer or obligation. The Company received fair consideration and reasonably equivalent value in exchange for any conveyance, transfer or obligation to or for the benefit of the Parent in respect of the Transactions.

          8. The Parent was not insolvent at the time any conveyance or transfer of the Receivables was made by it to the Company, and the Parent was not rendered insolvent as a result thereof. The Parent has not engaged in any business or transaction with the Company after which the property remaining with the Parent was or will be unreasonably small in relation to its business. At the time of any transfer to or for the benefit of the Company, the Parent did not intend to incur, and did not incur, debts that were beyond the ability of the Parent to pay as they mature.

          9. The Company was not insolvent at the time any conveyance or transfer was made by it to or for the benefit of the Parent, and the Company was not rendered insolvent as a result thereof. The Company has not engaged in any business or transaction with the Parent after which the property remaining with the Company was or will be unreasonably small in relation to its business. At the time of any transfer to or for the benefit of the Parent, the Company did not intend to incur, and did not incur, debts that were beyond the ability of the Company to pay as they mature.

          10. Neither the Company nor the Parent is a debtor in a proceeding under the Bankruptcy Code.

          11. It is intended that the Company will take the economic risk of the Receivables, including the credit risk of each Obligor and such other risks otherwise associated with ownership of the Receivables. The Company will have no recourse against the Parent or any of the Parent's assets in respect of the collectibility of the Receivables due to Obligor credit risk.

          12. After the transfer thereof pursuant to the Relevant Documents, the Relevant Documents will not provide for the retention by the Parent of, and the Parent will claim no legal or equitable interest in, the Receivables and, accordingly, the Parent will have no right to collect any Collections for its own account, and may do so solely in its capacity as Servicer. In addition, the Parent will make no statement or reference in respect of the Receivables that is inconsistent with the ownership interest of the Company.

          13. The Parent, as Servicer, will have control over, and will take actions in respect of, the Receivables only to the extent necessary to fulfill its obligations under the Pooling and Servicing Agreement and those obligations are such as would reasonably be required of a third-party independent contractor charged with servicing, administering and collecting the Receivables. As consideration for the performance of such servicing obligations, the Parent will receive servicing fees pursuant to the terms of the Pooling and Servicing Agreement.
     The amount of the fees and expenses reflects an arm's length servicing fee and is common for arrangements made for servicing, administering and collecting securitized assets.

          14. There is no agreement between the Company and the Parent that supplements or otherwise modifies the agreements of the Company and the Parent as expressed in the Relevant Documents.

C.   Disclosure of the Transactions.

          The Parent, prior to the issuance and sale of the Investor Certificates, will disclose all material transactions associated with the financing in appropriate public announcements. The annual financial statements of the Parent and the Company on a stand alone basis (to the extent distributed) will disclose the effects of these transactions in accordance with generally accepted accounting principles and such statements will not reflect the assets of the Company as belonging to the Parent. The resolutions, agreements and other instruments underlying the subject transactions will be continuously maintained and observed by the Parent and the Company as official records.

          The Prospectus indicates to purchasers of the Investor Certificates that the Parent is not obligated to make any payment with respect to the Investor Certificates and that the Investor Certificates are intended to be paid solely from the assets of the Trust. Recent issues by the Parent of long-term debt securities received ratings of A- by Standard & Poor's Ratings Services and A2 by Moody's Investors Service, Inc. On this basis, we have no reason to believe that the Parent is insolvent or will become insolvent in the near future.

                           III.
                CONSOLIDATION OF ASSETS AND
            LIABILITIES OF THE PARENT AND THE COMPANY

A.   Opinion.

          Based on the foregoing facts and the discussion set forth below, and on a reasoned analysis of analogous case law (although there is no precedent directly on point), it is our opinion that a federal bankruptcy court, exercising reasonable judgment after full consideration of all relevant circumstances, in a properly presented and argued case in which the Parent were a debtor under the Bankruptcy Code and in which a party-in-interest made a timely objection to substantive consolidation, would not disregard the separate existence of the Company so as to order substantive consolidation of the assets and liabilities of the Company with those of the Parent. Our opinion is subject to the assumptions, limitations and qualifications set forth in this opinion letter and made in reliance on the accuracy of, and compliance with, the representations, warranties and covenants set forth in the factual certificates and the Relevant Documents. We note that a court's decision with respect to substantive consolidation would be based upon its own analysis and interpretation of the facts before it and that if a court reached a conclusion different from ours such a determination would not necessarily constitute reversible error.

B.   Analysis.

          By disregarding legal entities, creditors may seek the merging of assets and liabilities of two or more entities, and the disregard of all inter-entity claims. Although such relief is not specifically set forth in the Bankruptcy Code, courts may order consolidation of assets and liabilities by virtue of their general equitable powers. Auto-Train Corp. v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270, 276 (D.C. Cir. 1987);
Stone v. Eacho (In re Tip Top Tailors, Inc.), 127 F.2d 284, 289 (4th Cir.), cert. denied, 317 U.S. 635 (1942). The purpose of such consolidation is fairness to creditors and other parties in interest. Stone v. Eacho, 127 F.2d at 289. But unequal treatment alone does not warrant disregard of corporate entities; on the contrary, as noted by Judge Friendly of the Second Circuit Court of Appeals, "[e]quality among creditors who have lawfully bargained for different treatment is not equity but its opposite." Chemical Bank N.Y. Trust Co. v. Kheel (In re Seatrade Corp.), 369 F.2d 845, 848 (2d Cir. 1966) (Friendly, J.,
concurring).

          Such relief under the Bankruptcy Code and its predecessor, the Bankruptcy Act of 1898, is often referred to as "substantive consolidation." Substantive consolidation may be ordered with respect to assets and liabilities of two related entities each of which is the subject of a proceeding under the Bankruptcy Code; it may also be ordered between related entities where one entity is the subject of a proceeding under the Bankruptcy Code and the other is not. Similar relief is granted under applicable non-bankruptcy law using a variety of terms, most notably "piercing the corporate veil," the "instrumentality" rule, and the "alter ego" rule. See, e.g., In re 1438 Meridian Place, N.W., Inc., 15 B.R. 89, 96-97 (Bankr. D.D.C. 1981) (where the court found that piercing the corporate veil of various entities and consolidating their estates was proper because it was impossible for the court or the creditors to separate the financial affairs of the various entities involved and to continue to respect the corporate entity would work a clear and manifest injustice to creditors).

          There is some confusion as to the differences, if any, between the requirements for "substantive consolidation" under the Bankruptcy Code and the other theories, and there may be a tendency to reduce the analysis of each case to a counting of particular "factors" or "elements," e.g., commingling of funds and overlapping management. However, the decisions express attempts to apply broad principles of "fairness" or "justice" inherent in equity that are common to all jurisdictions, based upon the facts unique to the case, rather than technical applications of prescribed formulae. See, e.g., Commerce Trust Co. v. Woodbury, 77 F.2d 478, 487 (8th Cir. 1935) ("[N]either ownership of all of the stock of one corporation by another, nor the identity of officers in one with officers in another, creates a merger of the two corporations into a single entity, or makes one either the principal or agent of the other . . . . [T]he courts will ignore the fiction of corporate entity only with caution, and when circumstances justify it, and when it is used as a subterfuge to defeat public convenience, justify wrong, or perpetuate a fraud."), cert. denied, 296 U.S. 614 (1935); accord, DeWitt Truck Brokers, Inc. v. W. Ray Flemming Fruit Co., 540 F.2d 681, 684 (4th Cir. 1976) (quoting Swanson v. Levy, 509 F.2d 859,
861-62 (9th Cir. 1975) ("The circumstances which have been considered significant by the courts in actions to disregard the corporate fiction have been rarely articulated with any clarity. `Perhaps this is true because the circumstances necessarily vary according to the circumstances of each case,' and every case where the issue is raised is to be regarded as `sui generis [to]
 . . . be decided in accordance with its own underlying facts.'")); Federal Deposit Ins. Corp. v. Hogan (In re Gulfco Inv. Corp.), 593 F.2d 921, 927 (10th Cir. 1979) ("[T]he awareness by the creditor of the existence of related corporations [is not] sufficient to destroy the creditor's security absent circumstances like fraud.").

          With respect to substantive consolidation of the assets and liabilities of two related entities in the bankruptcy context, although there are no definitive rules as to when substantive consolidation will be ordered, we believe that the fundamental questions which arise from a synthesis of the case law discussed below are as follows:

          1. Did creditors of the first entity reasonably rely on the availability of assets of the second entity to pay their obligations?

          2. Should creditors of the second entity have reasonably believed that the second entity's assets would be available to pay obligations of the first?

          3. Are the assets and liabilities of both entities so hopelessly entangled that separation is impracticable in any event?

          The first question addresses the harm or unfairness that a court of equity is empowered to correct. The second question assures that a "balancing of the equities" will occur, i.e., that injury to one set of innocent parties will not be corrected by transferring the injury in full to other innocent parties. The third question raises an administrative issue discussed below.

          The relevance and importance of particular facts should be measured by their relation to these questions. If none of these questions can be answered in the affirmative, a court should not disregard the separate legal forms. If the answer to all of the questions is affirmative, a court should disregard the separate legal forms. If the answer to one or two of these questions is affirmative, the result is uncertain. Both case law and policy considerations indicate that a court should primarily base its determination on whether or not consolidation would be equitable to the respective creditors of the entities for which consolidation is sought.

          The seminal substantive consolidation case is Stone v. Eacho (In re Tip Top Tailors, Inc.), 127 F.2d 284 (4th Cir.), cert. denied, 317 U.S. 635 (1942), which involved a Delaware parent corporation and its Virginia subsidiary, both in the retail clothing business. Although the respective assets and liabilities of both entities were administratively severable, the question arose as to how to treat an obligation from the subsidiary to the parent. This obligation was in an amount over three times the value of the subsidiary's total remaining obligations.

          The court saw two possibilities for distributions to creditors under then existing remedies: (i) if all debts, including the inter-entity obligation, were held valid, the Delaware creditors would receive more pro rata than the Virginia creditors, and (ii) if the inter-entity obligation alone was subordinated, the Virginia creditors would receive more pro rata than the Delaware creditors.

          The court believed that both these alternatives were unfair, where no creditor had relied upon the separateness of the Virginia corporation, and where the subsidiary "in reality [had] no separate existence." Stone v. Eacho, 127 F.2d at 288. The court noted that the Virginia corporation had no separate officers or corporate activities, inadequate capitalization, and a business relation to the parent identical to that of the other affiliated stores, "as to which there was no pretense of separate incorporation." Id. at 286.

          The court then chose a third remedy: merger of all assets and liabilities of both corporations, and disregard of the inter-entity obligation. All creditors of both corporations could thereby share equally. In effect, the court answered the first two questions addressed above affirmatively, and ordered substantive consolidation.

          In more recent cases, courts have articulated the substantive consolidation test in various but similar ways. The District of Columbia Circuit, in In re Auto-Train Corp., following the earlier analysis contained in In re Snider Bros., 18 B.R. 230 (Bankr. D. Mass. 1982), described the inquiry as follows:

          Before ordering consolidation, a court must conduct a searching inquiry to ensure that consolidation yields benefits offsetting the harm it inflicts on objecting parties. The proponent must show not only a substantial identity between the entities to be consolidated, but also that consolidation is necessary to avoid some harm or realize some benefit. At this point, a creditor may object on the grounds that it relied on the separate credit of one of the entities and that it will be prejudiced by the consolidation. If a creditor makes such a showing, the court may order consolidation only if it determines that the demonstrated benefits of consolidation "heavily" outweigh the harm.

810 F.2d at 276 (citations omitted); Reider v. Federal Deposit
Ins. Corp. (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994);
Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d
245, 249 (11th Cir. 1991).

          The Second Circuit set forth a related formulation in In re Augie/Restivo Baking Co., 860 F.2d 515 (2d Cir. 1988). The court stated that the substantive consolidation issue turns upon:

          two critical factors: (i) whether creditors dealt with the entities as a single economic unit and "did not rely on their separate identity in extending credit;" . . . or
          (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.

Id. at 518 (citations omitted).

          A vast majority of recent decisions concerning substantive consolidation have adopted, implicitly or explicitly, a version of the balancing test set forth in In re Snider Bros., In re Auto-Train and In re Augie/Restivo. See, e.g., In re Reider, 31 F.3d 1102; In re Standard Brands Paint Co., 154 B.R. 563 (Bankr. C.D. Cal. 1993); Saccurato v. Shawmut Bank, N.A. (In re Mars Stores, Inc.), 150 B.R. 869 (Bankr. D. Mass. 1993); In re Drexel Burnham Lambert Group, Inc., 138 B.R. 723 (Bankr. S.D.N.Y.
1992); In re Orfa Corp. of Philadelphia, 129 B.R. 404 (Bankr. E.D. Pa. 1991); Holywell Corp. v. Bank of New York, 59 B.R. 340, 347 (S.D. Fla. 1986), appeal dismissed, 820 F.2d 376 (11th Cir.
1987), cert. denied, 488 U.S. 823 (1988); In re Steury, 94 B.R.
553, 554 (Bankr. N.D. Ind. 1988); In re Baker & Getty Fin. Servs., Inc., 78 B.R. 139, 143 (Bankr. N.D. Ohio 1987); In re DRW Property Co. 82, 54 B.R. 489, 495 (Bankr. N.D. Tex. 1985); In re Silver Falls Petroleum Corp., 55 B.R. 495, 498 (Bankr. S.D. Ohio
1985); In re Helms, 48 B.R. 714, 717 (Bankr. D. Conn. 1985); In
re Donut Queen, Ltd., 41 B.R. 706, 709 (Bankr. E.D.N.Y. 1984); In re N.S. Garrott & Sons, 48 B.R. 13, 18 (Bankr. E.D. Ark. 1984); In re Luth, 28 B.R. 564, 567 (Bankr. D. Idaho 1983); In re F.A. Potts & Co., 23 B.R. 569, 572 (Bankr. E.D. Pa. 1982); In re
Lewellyn, 26 B.R. 246, 251 (Bankr. S.D. Iowa 1982). For example, in In re Giller, 962 F.2d 796 (8th Cir. 1992), the court suggested a three factor test composed of (1) necessity of consolidation due to interrelationships among the debtors,
(2) whether the benefits of consolidation outweigh the harm to creditors and (3) prejudice resulting from not consolidating the debtors.

          While there are minor differences among courts in the wording of the pertinent test, application of the foregoing principles typically involves a focus upon the reliance or non-reliance of the creditors seeking consolidation upon the credit and assets of the consolidated entities, and upon the reliance or non-reliance of creditors resisting consolidation upon the credit and assets of one of the subject entities.

          Applying the principles set forth above, the Second Circuit reversed a bankruptcy court's order to consolidate a parent corporation with its wholly owned subsidiary in In re Augie/Restivo, 860 F.2d at 519. In reversing the order, the Second Circuit emphasized that the subsidiary's creditors had relied on the separateness of the subsidiary. In that case, Augie's and Restivo had been two unrelated corporations before all of Augie's stock was acquired by Restivo. Prior to the acquisition, Union Savings Bank ("Union") had loaned money to Augie's and such loan was secured by real and personal property owned by Augie's. After the acquisition, the parent changed its name to Augie/Restivo and the two companies ceased to function as separate enterprises: all their activities were integrated into a single operation. The two companies maintained a single set of books and their financial statements were issued under the name of the parent.

          Manufacturers Hanover Trust Company ("MHTC") was a secured creditor of the parent corporation, Restivo, prior to the acquisition. After the acquisition, MHTC made a loan to the parent secured by the accounts receivable, inventory, fixtures and equipment of the parent. MHTC also obtained a guarantee of the debt from Augie's secured by a mortgage on the real property owned in the name of Augie's and subordinated to the mortgage previously granted to Union.

          Augie/Restivo and Augie's were subsequently forced into bankruptcy, and Augie's and Augie/Restivo sought substantive consolidation. MHTC supported consolidation, contending that the two debtors had been operated as a single enterprise since the date of the acquisition. Creditors that had loaned money to Augie's before the acquisition, including Union, opposed the consolidation on the grounds that Augie's was a solvent corporation when they made loans to it and that they had never relied on the credit of Augie/Restivo.

          On appeal, the Second Circuit reversed the bankruptcy court's consolidation order. Focusing on "the dangers in forcing creditors of one debtor to share on a parity with creditors of a less solvent debtor," the Second Circuit addressed the "two critical factors" described above. Id. at 518. With respect to the first factor, the court stated that:

          creditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of that loan. Such lenders . . . do not anticipate
          . . . having the creditors of a less sound debtor compete for the borrower's assets.
          Such expectations create significant
          equities. Moreover, lenders' expectations are central to the calculation of interest rates and other terms of loans, and fulfilling those expectations is therefore important to the efficiency of credit markets. Such efficiency will be undermined by imposing substantive consolidation in circumstances in which creditors believed they were dealing with separate entities.

Id. at 518-19.

          The Second Circuit reasoned that Union had necessarily relied on Augie's separateness when loaning money to Augie's because Union's loan was made prior to the acquisition. The court also noted that MHTC must have been operating on the assumption that it was dealing with separate entities because MHTC sought and received a subordinated guarantee from Augie's to secure MHTC's loan to Augie/Restivo. The Second Circuit also concluded that "the fact that the trade creditors may have believed that they were dealing with a single entity does not justify consolidation." Id. at 519.

          With respect to the second factor, the Second Circuit noted that commingling can justify substantive consolidation only where "the time and expense necessary even to attempt to unscramble them [is] so substantial as to threaten the realization of any net assets for all the creditors." Id. (quoting Chemical Bank New York Trust Co. v. Kheel (In re Seatrade Corp.), 369 F.2d 845, 847 (2d Cir. 1966)). Despite some evidence of commingling, the In re Augie/Restivo court held that:

          evidence of commingling of assets and
          business functions in the instant case in no way approaches the level of "hopeless[] obscur[ity]" of "interrelationships of the group" found necessary to warrant consolidation in Kheel, 369 F.2d at 847.
          Business functions may have been commingled, but that hardly weighs in favor of consolidation in the instant case because the principal beneficiary of consolidation, MHTC, was not deceived and fully realized it was dealing with separate corporate entities. So far as the commingling of assets is concerned, Augie's real property and equipment appear to be traceable. The record also indicates that each company's inventory, liabilities and receivables as of January 1, 1985 are identifiable. It also appears that records exist of all transactions subsequent to that date.

Id.

          Under these circumstances, the court concluded that corporations should not be consolidated when creditors knowingly made loans to separate entities and no irremediable commingling of assets has occurred. Cf. Eastgroup Properties, 935 F.2d at 245 (Eleventh Circuit affirming an order of substantive consolidation where there was substantial identity between the entities consolidated which caused confusion among creditors and resulted in creditors relying on the combined credit of both entities).

          Similarly, in Flora Mir Candy Corp. v. R.S. Dickson & Co. (In re Flora Mir Candy Corp.), 432 F.2d 1060 (2d Cir. 1970), the debtor moved for substantive consolidation based on "the multitude of intercompany transactions, many without apparent business purpose, and the difficulty of disentangling them." Id. at 1061. Judge Friendly spoke for a unanimous court affirming the lower court's reversal of an order by a referee in bankruptcy granting the motion to consolidate, reasoning as follows. First, the subsidiary's creditors had plainly relied solely on the subsidiary's credit. (As in In re Augie/Restivo, the subsidiary had been acquired by the parent only after the extensions of credit.) Second, substantive consolidation would eliminate any claim of the subsidiary against the parent for misappropriation of assets (which claim would benefit the subsidiary's creditors at the expense of those of the parent). Third, the parent's creditors "had not the slightest legitimate interest" in certain assets of the subsidiary, namely, claims against a third party. Id. at 1063. Finally, "[w]hatever problems there might be with respect to intercompany accounts among other debtors, those with respect to [the subsidiary] were few. . . ."  Id.

          The importance of these central questions of reliance or non-reliance on separate credit and assets is illustrated by Brunswick Corp. v. Waxman, 599 F.2d 34, 35 (2d Cir. 1979), in which the vendor of bowling equipment under conditional sales contracts sought to hold the shareholders of the buyer liable on the contracts. The buyer was a "no-asset New York corporation [formed] to act as signatory and obligor" under the agreements. The buyer paid no rent to the shareholders for the use of its premises, "held no shareholders' or directors' meetings, adopted no bylaws, and issued no stock." Nevertheless, ruling under New York law, the court held the shareholders not liable, reasoning that the creditor, having been on notice that it was dealing with a shell corporation, had obtained precisely what it had bargained for, and therefore, it would have been inequitable to hold the shareholders liable under such circumstances.

          The absence of harm from substantive consolidation to creditors of the debtor or of any of the debtor's affiliates was also addressed in In re Vecco Constr. Indus., Inc., 4 B.R. 407 (Bankr. E.D. Va. 1980). The debtor and its four corporate subsidiaries were engaged in the concrete construction business. After the debtor filed for relief under the Bankruptcy Code, the subsidiaries filed individual petitions urging the court to approve their application for consolidation on the ground that consolidation was necessary in order "to ensure the development and implementation of a meaningful Plan of Arrangement." Id. at
409. The court found that consolidation was justified. "[T]he five companies were operated substantively as a single business entity without regard to the formal legal requirements of the subsidiaries as separate and independent corporations." Id. at
412. More importantly, the court found no harm to creditors from consolidation. The debtor claimed to be unaware of any creditor who would be prejudiced by consolidation. In addition, no creditor voiced an objection to the consolidation at a hearing on the matter. See also In re Standard Brands Paint Co., 154 B.R. 563, 572-73 (Bankr. C.D. Cal. 1993) (court ordered substantive consolidation of a parent corporation and its five subsidiaries and found no harm to any creditor from consolidation because such entities held themselves out as a single consolidated unit with consolidated financial reporting); Saccurato v. Shawmut Bank, N.A. (In re Mars Stores, Inc.), 150 B.R. 869, 885 (Bankr. D. Mass. 1993) (court ordered substantive consolidation of a parent and its subsidiaries that collectively reported their assets and liabilities in public documents and filings on a consolidated basis, without differentiation as to the actual ownership thereof).

          In In re Buckhead America Corp., No. 91-978 (Bankr. D. Del. Aug. 15, 1992), the bankruptcy court, subject to certain qualifications, entered an order (the "Days Inn Order") granting the application of eight debtors for substantive consolidation of their estates upon the effectiveness of the debtors' joint plan of reorganization. One of the applicants was a special purpose vehicle ("SPV") of the principal debtor. Prior to bankruptcy, the SPV had purchased the franchise fee receivables and certain other assets of the principal debtor in connection with a securitization transaction. For the following reasons, among others, In re Buckhead America Corp. does not, in our view, affect the opinion we express herein:

          First, in the Days Inn Order, the bankruptcy court made several factual findings consistent with substantive consolidation under the standards described above, but contrary to the transactions and corporate procedures described herein (which we have assumed for purposes of this opinion). For example, the court cited to the commingling of bank accounts, the payment of all of the debtors' expenses from one joint account, and the reliance by creditors on the joint credit of the consolidated debtors. In addition, the court found that the separation of the entangled interrelationships among the debtors would cause undue cost, delay and expense.

          Second, none of the holders of the asset-backed securities issued by the SPV opposed the substantive consolidation. Rather, such holders received payment in full of the agreed value of their claims (approximately 95% of the maximum amount owing under such securities) at the time of the asset sale of certain debtors. Such sale and payment occurred before the filing of the substantive consolidation application.

          Third, the two objecting creditors settled their claims against the debtors and withdrew their respective objections to the application for substantive consolidation, resulting in an uncontested application. Moreover, the Days Inn Order specifically provided that, if such settlements were not consummated, nothing contained in the order, "including any findings of fact or conclusions of the law to the contrary, shall be deemed to prejudice the rights of [the objecting parties] to proceed against the assets of the Debtors' estates as if such consolidation had not taken place or the Debtors' rights to defend in any such litigation." Days Inn Order at 4-5.

          Finally, although the In re Buckhead America Corp. decision does not cite any case law, consistent with the In re Auto-Train and Eastgroup Properties decisions, the court indicated that the benefit of consolidation outweighed "dramatically" the "minimal prejudice" of consolidation. Moreover, a proponent of substantive consolidation in In re Buckhead America Corp. argued that the court should follow the In re Auto-Train and Eastgroup Properties decisions.

          Accordingly, we believe that, even under the In re Auto-Train standard, the facts in the instant case may be distinguished from those in In re Buckhead America Corp.

          The difficulty of untangling the respective assets and liabilities of related entities has proved a decisive factor to some courts. In re Drexel Burnham Lambert Group, Inc., 138 B.R. 723 (Bankr. S.D.N.Y. 1992), for example, concerned a proposed substantive consolidation of multiple related entities comprising the Drexel Burnham Lambert investment firm. The court, applying the Second Circuit's In re Augie/Restivo test, stated:

          In considering the benefit to creditors that would result from substantive consolidation,
          Courts have focused on potential savings in costs and time by eliminating the need to disentangle the records and accounts of the debtors. The elimination of duplicate claims and the need to adjudicate the question of which debtor is liable have also been considered.

Id. at 765 (citing Chemical Bank New York Trust Co. v. Kheel (In re Seatrade Corp.), 369 F.2d 845, 847 (2d Cir. 1966)).

          With respect to the facts of the particular case, the Drexel court ordered substantive consolidation, holding:

          The Debtors were operated as a single
          enterprise.  The myriad of issues that exist
          between and among the several Debtors . . .
          are resolved by the substantive
          consolidations. . . .  For example,
          substantial Claims . . . were filed against
          the Debtors jointly and severally.
          Establishing to whom actual liability, if
          any, should be allocated would be a herculean
          task consuming years of costly professional
          services. . . .  The reorganization effort
          will be obstructed perhaps irreparably . . .
          by an effort to tease apart pieces of an integrated whole.

Id. at 766. In reaching its conclusions, the court relied upon the following relationships:

          With only few and identifiable exceptions the
          [Drexel companies] shared overhead,
          management, accounting and related
          expenses. . . .  There were numerous and well
          known intercompany guarantees. . . .  [One
          Drexel company] employed and paid virtually
          all employees who performed services for the
          Debtors.  Many of the Debtors did not publish
          unconsolidated financial statements.  [One
          Drexel company] owned all of the capital
          stock of all of the other Debtors.  Many of
          the [Drexel companies] had officers and/or
          directors in common.  [One Drexel company]
          financed the activities of virtually all of
          the Debtors on an intercompany basis.  [One
          Drexel company] determined the persons who
          served as directors of virtually all of the
          [Debtors].  [Many of the Debtors] had
          substantially no business other than business
          with or related to [Drexel]. . . .  The
          [Drexel companies] represented, among other things, various lines of business for "Drexel
          Burnham Lambert" and were held out to the public as such. The directors of those companies took direction from and acted in the interests of the "Drexel Burnham Lambert" enterprise and all of the companies conducted their affairs from the same business locations.

Id.

          As noted earlier, the court in Chemical Bank New York Trust Co. v. Kheel (In re Seatrade Corp.), 369 F.2d 845, 846-47 (2d Cir. 1966), ordered substantive consolidation on the basis that "little or no attention [was] paid to the formalities usually observed in independent corporations," officers "acted as figureheads" for the controlling person, and finances were so intermingled that no accurate accounting could ever be completed. The court held:

          [I]n the rare case such as this, where the interrelationships of the group are hopelessly obscured and the time and expense necessary even to attempt to unscramble them is so substantial as to threaten the realization of any net assets for all the creditors, equity is not helpless to reach a rough approximation of justice to some rather than deny any to all.

Id. at 847.

          The concurring opinion of Judge Friendly in Kheel has particular significance to the second question raised above: harm to creditors of the entity sought to be consolidated. He reminded the majority that in Stone v. Eacho, no creditor relied upon the asserted distinctness of the entities, and further, citing Commerce Trust Co. v. Woodbury, "a court of equity will protect the rights of a creditor who relied on the credit of a subsidiary although the subsidiary was `[merely] an agency or department of the [parent].'" 369 F.2d at 848 (Friendly, J., concurring) (emphasis added). Judge Friendly then joined the majority "on the ground of insufficient proof by [the interested parties] that [they] relied on the separate credit of [one entity]." Id.; see also In re Reider, 31 F.3d at 1110 (denying substantive consolidation in part because the creditor seeking the consolidation could not point to an asset "which [could] be readily identified with the proper estate").

          Courts may also favor substantive consolidation where at least one of the corporations is a mere shell. Thus, in Hamilton Ridge Lumber Sales Corp. v. Wilson, 25 F.2d 592 (4th Cir. 1928), a financially troubled lumber corporation attempted to refinance its debts through a plan that included organization of a finance subsidiary. The parent purported to sell a large quantity of lumber to the subsidiary, which paid with its notes. The parent then transferred the notes to its principal creditor, a bank, in satisfaction of the parent's debts to the bank. The subsidiary never engaged in business, apart from this transaction, and the parent continued to exercise control over purportedly transferred lumber as if such transfer had not occurred. Upon the parent's bankruptcy, its trustee successfully moved for consolidation of assets of the subsidiary, even though the subsidiary was apparently not itself a debtor. In ordering consolidation, the court noted,

          [T]he [subsidiary] had no real business
          existence, had in fact no organization by which it could transact business, and in matters of this kind the courts will look through the apparent structure to the real thing behind it.

Id. at 594.

          A better reasoned view appears in Anaconda Bldg. Materials Co. v. Newland, 336 F.2d 625 (9th Cir. 1964), in which the court affirmed an order of the district court that certain trade creditors of a parent building company would not be permitted to satisfy their claims by resort to the assets of four finance subsidiaries which had been organized by the parent to sell debentures secured by mortgages transferred to those subsidiaries by the parent. The court upheld the district court's findings of fact:

          that the subsidiaries were operated as
          separate entities, that on balance the parent corporation was the beneficiary of the corporate inter-relationship, that the objecting creditors did not rely upon the credit of the subsidiaries and were benefited rather than prejudiced by the way in which the subsidiaries were operated, that there was no fraud or overreaching attributable to the [subsidiaries] or debenture holders detrimental to the objecting creditors, and that there was no unjust enrichment of debenture holders.

Id. at 628 (emphasis added). Noting that the only matters in the findings and the record favorable to the consolidation argument advanced by the creditors of the parent were the existence of common officers and directors of the parent and the subsidiaries, and assertions that the subsidiaries commenced business with minimal capitalization and were dominated and mismanaged by the controlling officer, who obtained credit for the parent on the basis of fraudulent representations not attributable or of benefit to the subsidiaries, the court concluded:

          Circumstances of this kind, considered
          separately or together, are insufficient to warrant dilution of the assets of an insolvent subsidiary corporation for the benefit of the creditors of the parent corporation and to the detriment of the blameless creditors of the subsidiary.

Id. at 629.

          In evaluating substantive consolidation issues (particularly where the reliance issues are not as clear as in In re Augie/Restivo or In re Flora Mir), courts often make reference to lists of specific "factors" or "elements" relating to the pre-petition conduct of business by the debtor and its related entities. In older cases, such "checklist" review of enumerated substantive consolidation "elements" or "factors" at times appeared virtually dispositive. For example, the widely-cited case of Fish v. East, 114 F.2d 177 (10th Cir. 1940) listed the following "elements" of substantive consolidation:

     1. Parent corporation owns all or a majority of the capital stock of the subsidiary;

     2. Parent and subsidiary have common officers and directors;

     3.   Parent finances subsidiary;

     4.   Parent is responsible for incorporation of subsidiary;

     5.   Subsidiary has grossly inadequate capital;

     6.   Parent pays salaries, expenses or losses of subsidiary;

     7. Subsidiary has substantially no business except with parent;

     8. Subsidiary has essentially no assets except for those conveyed by parent;

     9. Parent refers to subsidiary as department or division of parent;

     10. Directors or officers of subsidiary do not act in interests of subsidiary, but take directions from parent; and

     11. Formal legal requirements of the subsidiary as a separate and independent corporation are not maintained.

Accord In re Tureaud, 45 B.R. 658, 662 (Bankr. N.D. Okla. 1985), aff'd, 59 B.R. 973 (Bankr. N.D. Okla. 1986); In re Gulfco Inv. Corp., 593 F.2d 921 (10th Cir. 1979); see also In re Vecco Constr. Indus., Inc., 4 B.R. 407 (Bankr. E.D. Va. 1980) (listing seven such "elements").

          However, more recent cases have emphasized that these so-called elements or factors are merely facts to be considered in performing the balancing test described above. As stated in In re Snider Bros.:

          While several courts have recently attempted to delineate what might be called "the elements of consolidation" [citing In re
          Vecco], I find that the only real criterion is that which I have referred to, namely the economic prejudice of continued debtor separateness versus the economic prejudice of consolidation. There is no one set of elements, which, if established, will mandate consolidation in every instance. Moreover, the fact that corporate formalities may have been ignored, or that different debtors are associated in business in some way, does not by itself lead inevitably to the conclusion that it would be equitable to merge otherwise separate estates.

In re Snider Bros., 18 B.R. at 234 (emphasis added) (citations omitted).

          The de-emphasis of the "checklist" form of substantive consolidation analysis is also evident in Eastgroup Properties.
In this 1991 case, the Eleventh Circuit cited twelve specific
"factors" which bear significantly upon the substantive consolidation issue:

     1. The presence or absence of consolidated financial statements.

     2. The unity of interests and ownership between the various corporate entities.

     3. The existence of parent and inter-corporate guarantees on loans.

     4. The degree of difficulty in segregating and ascertaining individual assets and liabilities.

     5. The existence of transfers of assets without formal observance of corporate formalities.

     6.   The commingling of assets and business functions.

     7. The profitability of consolidation at a single physical location.

     8.   Parent owning majority of subsidiary's stock.

     9.   Entities having common officers or directors.

     10.  Subsidiary being grossly undercapitalized.

     11.  Subsidiary transacting business solely with the parent.

     12. Both entities disregarding the legal requirements of the subsidiary as a separate organization.

Id. at 249-50 (citing In re Vecco, 4 B.R. at 410, and Pension
Benefit Guar. Corp. v. Ouimet Corp., 711 F.2d 1085, 1093 (1st
Cir.), cert. denied, 464 U.S. 961 (1983)).  However, the
Eastgroup Properties court went on to say:

          We stress . . . that we mention the specific factors set out in Vecco, Ouimet and elsewhere only as examples of information that may be useful to courts charged with deciding whether there is a substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit. No single factor is likely to be determinative in the court's inquiry.

Id. at 250.

          Thus, while the substantive consolidation "factors" or "elements" enumerated in cases such as Fish and In re Vecco remain relevant to the merits of substantive consolidation, they have not been viewed in more recent decisions as the endpoint of the analysis. The reluctance to rely exclusively upon the enumerated "factors" may stem in part from the fact that many of such factors are present in most bankruptcy cases involving parents and subsidiaries. For example, stock ownership, inter-affiliate transfers, incorporation caused by the parent, common directors, officers or partners, the existence of inter-entity claims, and consolidated financial statements or tax returns are all typical of most affiliated entities.
Accordingly, such factors should be afforded less weight than the remaining ones in a court's determination of whether substantive consolidation is appropriate. The recent cases indicate that in the final analysis courts considering an order of substantive consolidation with respect to related entities should focus upon the three fundamental questions described above: namely, the reliance or non-reliance of creditors upon the assets of the combined entity, the reliance or non-reliance of creditors upon the separate credit of one of the entities, and the degree of administrative difficulty in separating the assets, liabilities and accounts of the entities.

          Analyzing these three fundamental questions and based on the foregoing facts and reasoned analysis of analogous case law, while there is no case directly on point and courts have accorded different degrees of importance to the factual circumstances before them in determining whether to exercise their equitable power to order substantive consolidation, and while it is therefore not possible to predict with certainty what a court would hold in any particular case, we opine that, for the reasons set forth below, a federal bankruptcy court, exercising reasonable judgment after full consideration of all relevant circumstances, in a properly presented case in which the Parent were a debtor under the Bankruptcy Code and in which a party-in-interest made a timely objection to substantive consolidation, would not disregard the separate legal existence of the Company so as to order substantive consolidation of the assets and liabilities of the Company with those of the Parent. Our opinion is subject to the assumptions, limitations and qualifications set forth in this opinion letter and made in reliance on the accuracy of, and compliance with, the representations, warranties and covenants set forth in the factual certificates and the Relevant Documents.

          First, we assume that the Company is and will be held out to be a separate legal entity, and its assets are and will be held out to be unavailable to the creditors of the Parent and other entities. We are advised and assume that all corporate formalities will be maintained. The Company's bylaws require that all corporate formalities will be maintained. Further, information respecting the organization of the Company as a separate entity will be provided to all purchasers of the Investor Certificates through the Prospectus and will be available to creditors of the Parent. Therefore, we assume that creditors will not be misled as to the nature or purpose of the Company and will have no reasonable cause to believe that the Company is other than a separately organized and separately functioning corporate entity or that its assets are available to satisfy any liabilities of the Parent, or that the assets of the Parent are available to satisfy the liabilities of the Company.

          Second, the creditors of the Company should not reasonably believe that the Company's assets should be available to pay the debts of the Parent, based on the assumptions and for the reasons given above. In particular, both Flora Mir, and Commerce Trust Co., are authority that domination by a parent will not cause merger of the subsidiary's assets for the benefit of the parent's creditors, when such creditors did not rely on the assets of the subsidiary, and when the creditors of the subsidiary did rely on the subsidiary's corporate distinctness.

          Third, we assume and are advised that the Company's assets will remain identifiably separate from those of all other entities. Accordingly, we assume that there will be no administrative difficulty in separating the assets, liabilities and accounts of the Company and the Parent. Kheel is authority that commingling can justify substantive consolidation only where "the time and expense necessary even to attempt to unscramble them is so substantial as to threaten the realization of any net assets for all the creditors." 369 F.2d at 847. Accordingly, a "rough approximation of justice" need not replace a difference in treatment for which the Company and the Holders of the Investor Certificates will have lawfully bargained.

          In addition, the absence of the more egregious "elements" discussed above (other than those present in most instances involving affiliated entities as indicated in the discussion) which would support a finding that the Company is an alter ego or instrumentality of the Parent favors denial of substantive consolidation. Specifically, we are advised and assume that: (1) the Company has adequate capital for its intended purposes, (2) the Company will provide for its expenses on an ongoing basis, and such expenses will not be routinely paid by the Parent, nor will any losses of the Company be paid by the Parent, (3) by virtue of the transactions contemplated by the Relevant Documents, the Company will be engaged in meaningful business activities with third parties other than the Parent, (4) the Company will have at least one independent director; (5) the directors of the Company are expected to act in the interests of the Company, and are not expected to act contrary to those interests at the direction of the Parent, (6) as indicated above, all formal legal requirements relating to the Company will be strictly observed, (7) as indicated above, there should be no difficulty in segregating and ascertaining the respective assets and liabilities of the Company and the Parent, (8) while the Company will be included in the Parent's consolidated financial statements, such statements will not affirmatively suggest that the assets of the Company belong to the Parent, (9) there will be no guarantees made by the Parent with respect to obligations of the Company, and (10) there will be no transfers of assets without formal observance of corporate formalities.

          Finally, in the case of a court applying some variation of the balancing test, not only should creditors of the Parent be unable to demonstrate any harm to be remedied by substantive consolidation with respect to creditor reliance and expectations that the assets of the Company would be available to satisfy their claims or otherwise served as a basis for extending credit, but from a policy perspective there would appear to be no incentive to collapse the Company. We are advised that the Company was neither established for the purpose of perpetrating a fraud or circumventing public policy, nor would the continued recognition of the Company as an entity distinct from the Parent lead to such a result. Moreover, we understand that the Investor Certificateholders will have relied on the separate legal existence of the Company, and would be materially harmed by a failure to respect the separate existence of the Company.

                               IV.
                            TRUE SALE

A.   Opinion.

          Based upon the reasoning and analysis, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that under present law a federal bankruptcy court, in a properly presented and argued case in which the Parent were a debtor under the Bankruptcy Code, would determine that: (i) a transfer of the Receivables in the form and manner set forth in the Transfer Documents would constitute an absolute sale or transfer of such Receivables rather than a borrowing by the Parent secured by such Receivables, so that such Receivables would not be property of the estate of the Parent under Section 541(a) of the Bankruptcy Code, and thus (ii) the Company's rights thereto would not be impaired by the operation of Section 362(a) of the Bankruptcy Code.

B.   Analysis.

          Section 541 of the Bankruptcy Code provides that property of the estate includes "all legal or equitable interests of the debtor in property as of the commencement of the case." A bankruptcy trustee of the Parent, or the Parent, as debtor in possession, might assert that the Parent retained an interest in the Receivables because they were never truly sold or transferred to the Company, but were merely pledged as security for the loan of the proceeds of the Investor Certificates or for the obligations of the Parent under the Transfer Documents. Under this theory, the bankruptcy trustee or the Parent might seek a court order requiring turnover of the Receivables to the Parent as provided by Section 542 of the Bankruptcy Code, or an order enforcing Section 362(a) of the Bankruptcy Code, the automatic stay provision, to prevent payment of the Receivables to the Trustee.

          A "pledge" has been defined as "a transfer of the possessor's personal property by bailment as security for some debt or engagement, redeemable on certain terms, and with an implied power of sale on default." See Collier on Bankruptcy 541.06[7] (1996). Section 9-506 of the Uniform Commercial Code (the "UCC") provides that, unless otherwise agreed in writing, a debtor may "redeem the collateral" after default "by tendering fulfillment of all obligations secured by the collateral." The right of redemption is, thus, an important, if not essential, characteristic of a pledge or security interest. The Parent does not have a contractual right to redeem the Receivables. The transfers of the Receivables pursuant to the Transfer Documents (the "Transfers") are expressly provided to be sales or assignments, absolute and irrevocable, without reservation or retention of any interest whatsoever by the Parent. In fact, there is no provision or mechanism for the termination of a properly authorized and perfected assignment or reconveyance of the Receivables by the Company to the Parent in any of the Relevant Documents.

     1.   Evergreen Factors.

          Courts have focused upon a number of other factors in determining whether an assignment operates to create a security interest or constitutes a true sale. The court in In re Evergreen Valley Resort, Inc., 23 B.R. 659 (Bankr. D. Me. 1982), enumerated the following factors: (1) whether the assignee has a right of recourse on the debt if the assignment does not provide sufficient funds; (2) whether the assignee's rights in the assigned property would be extinguished if the debt were to be paid with funds from some other source (a factor closely related to the existence of a right of redemption); (3) whether the assignee must account to the assignor for any surplus received from the assignment over the amount of the debt; (4) whether the language used in the assignment instrument indicates an intention to make an assignment for security; and (5) whether the assignment operates to discharge an underlying debt. See also In re Carolina Utilities Supply Co., Inc., 118 B.R. 412, 415-16 (Bankr. D.S.C. 1990) (citing factors listed in Evergreen).

          In applying these factors to the Transfers, we find the following:

          (a)  Right of Recourse Against Assignor.

          The authority cited for the first factor by the Evergreen Valley court was Major's Furniture Mart, Inc. v. Castle Credit Corp., 602 F.2d 538 (3d Cir. 1979). See also In re Golden Plan, 829 F.2d 705 (9th Cir. 1986). In Major's Furniture Mart, the court emphasized the full recourse nature of the debt. This transaction involves no recourse to the Parent for charged off receivables or other collection problems stemming from the lack of creditworthiness of the Obligors. The Company's sole right to require the Parent to repurchase Receivables arises only in the unlikely event that the Parent has failed to properly authorize or perfect the sale of Receivables to the Company or in some circumstances if specific Receivables are legally defective under applicable state law. The UCC leaves to the courts the determination whether a transfer of accounts or of chattel paper is for security or constitutes a sale. Section 9-502, however, acknowledges that a sale can involve partial recourse. It states:

          But, if the underlying transaction was a sale of accounts, or chattel paper, the debtor is entitled to any surplus or is liable for any deficiency only if the security agreement so provides.

          Courts have examined the substance of the transactions at issue and the nature of the relationships between the parties and have not viewed the presence or absence of recourse as dispositive. See Major's Furniture Mart, 602 F.2d at 544 ("The question for the court then is whether the nature of the recourse, and the true nature of the transaction, [footnote omitted] are such that the legal rights and economic consequences of the agreement bear a greater similarity to a financing
transaction or to a sale.") (emphasis in the original).   In a
1967 decision involving the issue of whether an assignment of conditional sale contracts for used cars was a contract to loan money or a sale at discount, the court affirmed a jury verdict finding a sale despite the presence of full recourse. A.B. Lewis Co. v. National Investment Corp., 421 S.W.2d 723 (Tex. Ct. Civ. App. 1967). The court stated:

          The fact that A. B. Lewis Company remained liable to appellee for the full amount of each contract assigned to it is consistent with a transaction which is a loan of money secured by a pledge of the contract. The fact is, however, that the language of the document used to effect the assignment "with full recourse" was to impose a contingent obligation on appellant to pay the amount of the sales contract if the buyer of the automobile did not do so. Such an obligation is not inconsistent with a sale of the contract rather than a pledge to secure a loan.

Id. at 728.

          With respect to the Transactions, the Company has no recourse to the Parent in respect of the collectibility of the Receivables due to Obligor credit risk. Except with respect to the limited recourse described herein, the Company has no obligation (a) to account for, or return to the Parent, the Collections of any Receivable purchased or otherwise acquired pursuant to the Transfer Documents, without regard to whether such Collections are in excess of the purchase price for such Receivable or (b) to account for, replace, substitute or return any such Receivable to the Parent. The Company's limited recourse to the Parent can be characterized as generally relating to whether the Parent has actually sold the Receivables that it purportedly has agreed to sell or otherwise transfer under the Transfer Documents. In our view, such limited recourse is of a type commonly found in transactions comparable to the Transfers. On the other hand, the Company has no recourse against the Parent if, through no fault of the Parent or the Servicer, the Obligor with respect to any Receivable fails to make payments or if the value of, or the market for, the Receivables declines. We do not believe that the limited recourse described herein would be viewed by a bankruptcy court as recourse to the Parent for purposes of analyzing whether or not the transfers of the Receivables from the Parent to the Company under the Transfer Documents constitute true sales or other assignments. Bankruptcy courts generally focus on the extent to which a transferor retains collection risk or other risk of non-payment for the assets purported to be sold and not on the extent to which a transferor has breached certain representations and warranties unrelated to credit or collection risk.

          (b)  Extinguishing of Debt Upon Payment by Other
Source.

          The Evergreen court cited In re Joseph Kanner Hat Co., 482 F.2d 937 (2d Cir. 1973), as authority for the second factor. In Kanner, a bank's $25,000 interest in a receivable was reduced as a result of amounts collected from a source other than the receivable itself. We can foresee no circumstances in which the Company's interest in the Receivables would be similarly reduced or extinguished by amounts collected from a source other than the Receivables.

          (c)  Accounting for Surplus; Language; Discharge of
Underlying Debt.

          The last three factors do not suggest that the proposed transaction is other than a true sale or other transfer: (a) the Company will have no obligation to account to the Parent for the Receivables, (b) the language used in the Transfer Documents clearly indicates an intention to make an absolute transfer; and
(c) the assignment will not operate to discharge any debt of the Parent to the Company.

          We also note that at least one court has accepted the intent of commercially sophisticated parties to a transaction as expressed by the terms employed in the transaction documents, as well as relevant extrinsic evidence of intent, including trade custom and usage, market realities and the parties' course of conduct and performance, while rejecting an analysis based on the transaction's economic similarity to a loan or a sale transaction. In Cohen v. Army Moral Support Fund (In re Bevill, Bresler & Schulman Asset Management Corp.), 67 B.R. 557 (D.N.J.
1986), the bankruptcy trustee contended that certain "repo" and "reverse repo" transactions should be treated as collateralized loans and not sales. The court, however, held that "the intent of the parties viewed in the context of the entire market in which these transactions take place is the controlling consideration" in classifying the transaction as a sale or loan. Id. at 597. The Cohen court considered the "unequivocal" language of the agreements to be prima facie evidence that the transactions were sales. The court stated that, as a general rule, it would hold the parties to what they intended in the absence of fraud, mistake or conclusive evidence that the parties shared a contrary intent. While the Cohen court based its decision on New Jersey and New York law, Cohen may be persuasive authority to a court considering the Transfers under Illinois law. The court's approach in Cohen supports the conclusion of this opinion, and is, in our view, the correct approach to apply in considering transactions similar to the Transfers.1

     2.   Major's Analysis.

          In determining whether a transaction should be recharacterized as a secured loan, several courts have asked whether the risks and benefits of ownership of the subject assets were transferred. See Major's Furniture Mart, 602 F.2d at 546. The transfer of the Receivables to the Company will involve risks typical of a true sale.2 Along with the Receivables, the Company has acquired the risk of all collection uncertainties associated therewith. The Company has also obtained all opportunity for gain associated with the Receivables. Furthermore, the Parent has no right to repurchase the Receivables except in connection with certain limited recourse described above. Accordingly, any change in the market value of the Receivables will not be for the direct benefit or detriment of the Parent.

     3.   Servicing by the Parent.

          Some courts have indicated that if the transferor is the servicer of the transferred rights to payment, or if the transfer is not recorded, then the transfer is more likely to be characterized as a secured borrowing. See, e.g., In re Mid
Atlantic Fund, 60 B.R. 604, 608 (Bankr. S.D.N.Y. 1986); In re
Alda Commercial Corp., 327 F. Supp. 1315 (S.D.N.Y. 1971).
Conversely, direct collection by a transferee, with notice to the account debtor, usually indicates a sale. Milana v. Credit
Discount Co., 27 Cal. 2d 335, 342, 163 P.2d 869, 872 (1945)
(although alleged buyer collected accounts and customers were notified of assignment, these facts did not render the transaction a sale where payment of accounts was guaranteed).
Other courts have rejected this view.  See, e.g., Fireman's Fund
Ins. Cos. v. Grover (In re Woodson Co.), 813 F.2d 266, 272 (9th
Cir. 1987) (fact that transferor services mortgage loans is consistent with absolute sale). In addition, it has been observed that, depending on the circumstances, indirect collection from, and nonnotification of, account debtors, as here, do not prevent sale treatment. See A.B. Lewis Co., 421
S.W.2d at 728 (the fact that customers were not notified of assignment and did not make payments directly to purchaser but to seller of contracts did not prevent sale treatment in light of other circumstances present in the transfer); Milana, 27 Cal. 2d at 342, 163 P.2d at 872. See also In re Federated Dept. Stores,
Inc., 1990 Bankr. LEXIS 2453, at *6-*9 (approving debtor's motion for authority to enter into a receivables purchase agreement, which provided for the debtor's servicing of accounts, and holding that neither the debtor nor its estate retained any interest in the receivables sold under section 541 of the Bankruptcy Code where valid business reasons existed for not notifying account obligors of the sale of the debtor's account).

          Valid business reasons exist for not notifying the Obligors with respect to the Transfers. For example, the number of Obligors renders notification burdensome. Moreover, even though the Parent may service the Receivables, the Company has much control over the Collections. During each Due Period, all Collections will be recorded as receipts by the Trust (as assignee of the Company), but will be loaned to the Parent pursuant to, and to the extent permitted by, the Relevant Documents until the next Distribution Date. On the next Distribution Date, the Parent, as the Servicer, will deposit any Collections in respect of the related Due Period not previously deposited in the Collections Account. The Servicer may access the Collections Account or the funds on deposit therein only in its role as the Servicer. All Collections received in respect of the Receivables will be allocated and applied as described in the Relevant Documents.

          Courts have been reluctant at times to give effect to provisions in agreements which attempt to create an agency relationship where one party holds collections in trust for the purported owner thereof but the purported owner permits the agent to commingle and use the collections. See In re Shulman Transp. Enters., Inc., 744 F.2d 293, 295 (2d Cir. 1984) (absent critical element of control by one party over collection and handling of funds by other party, there was no agency relationship between them); Alda Commercial, 327 F.Supp. 1315 (seller of loan participation was determined to be similar to a borrower). In those cases, however, the purported owner of the collections exercised little control over the funds or the activities of its agent with only occasional settlements between the purported owner and its agent. In Alda Commercial, for example, the Court found a lender-borrower relationship between a bankrupt financing trust and a loan participant who argued that he had invested in the trust in return for an interest in certain accounts receivable held by the trust. The Court's characterization of the transaction as a loan, rather than as a joint venture entitling the participant to shield the trust's accounts receivable from the bankruptcy trustee, turned in part, on the fact that the finance trust's creditors had no notice of the participation arrangement, the participant failed to file UCC financing statements required of security holders for perfection and the participant failed to require that the accounts be segregated. 327 F. Supp at 1317.

          We understand it is the parties' intent that no such "secret liens" encumber this transaction; the Parent is required by the Transfer Documents to take actions necessary to preserve and protect the validity, perfection and priority of the Company's ownership interest in the Receivables, including the filing of financing statements. We have been advised that and assume that any such financing statement filed in respect of the Receivables purchased or otherwise transferred will reflect that a sale or other assignment has occurred and identify the Company as the buyer or transferee. We have been advised that and assume that the Parent has treated and will treat the conveyance of the Receivables to the Company as a sale for purposes of generally accepted accounting principles. Moreover, while the Parent has been appointed to act as the Servicer of the Receivables pursuant to the Pooling and Servicing Agreement and may collect and administer the Receivables, the Pooling and Servicing Agreement provides that in certain circumstances, the Parent may be removed as Servicer.

                               V.
                         QUALIFICATIONS

          We wish to note that the existing reported decisional authority is not conclusive as to the relative weight to be accorded to the factors present in the Transaction, including the Transfers, and does not provide consistently applied general principles or guidelines with which to analyze all of the factors present in the Transaction, including the Transfers. Instead, judicial decisions in this case are usually made on the basis of an analysis of the facts and circumstances of the particular case. Furthermore, there are facts and circumstances present in the Transaction, including the Transfers, which we believe to be relevant to our conclusion but which, because of the particular facts at issue in the reported cases, are not generally discussed in the reported cases as being material factors. Moreover, the authorities we have examined contain certain cases and authorities that are arguably inconsistent with our conclusions expressed herein. These cases and authorities are, however, in our opinion distinguishable in the context of the Transaction, including the Transfers.

          In the event that the Parent were to become a debtor under the Bankruptcy Code and if it were asserted that the beneficial interest in and legal title to the Receivables are part of a bankruptcy estate, we express no opinion as to how long the Company or any assignee could be precluded from exercising remedies with respect to the Parent or with respect to the Receivables before the validity of such an assertion could be finally decided. We also express no opinion as to whether in the event it were asserted that the beneficial interest in and legal title to the Receivables and Collections are part of the Parent's bankruptcy estate, a court would permit such entity to use Collections without the consent of the Company or any assignee, either before deciding the issue or pending appeal after a decision adverse to the Company or any assignee.

          We note that the rights of the Parent to service the Receivables as Servicer and its respective rights to be paid the servicing compensation may be property of the bankruptcy estate of the Parent; in addition, the Parent as Servicer may have possession of certain Collections. The Company may be stayed from taking any acts that the court determines would have the effect of someone other than the Parent obtaining possession of or exercising control over any such property.

          A determination as to the likelihood that a court would order the substantive consolidation of the assets and liabilities of the Company with those of the Parent in the event of a bankruptcy or reorganization proceeding involving the Parent cannot be made in the abstract, but must take account of all the facts and circumstances related to the operations of the Company and the Parent, including without limitation, the organizational structure of the Company and the Parent, the procedures that we understand the Company and the Parent have agreed to follow in conducting their respective businesses, the relationships that are established and maintained among the Company and the Parent and their respective creditors and the purpose of the Company's operations. Accordingly, the opinions expressed herein with respect to the Company and the Parent are particularly dependent upon the factual assumptions set forth above. In this connection, we have relied exclusively on the factual assumptions set forth above.

          Notwithstanding any provisions of the documents executed in connection with the transactions described herein, to the effect that such documents state that they reflect the entire understanding of the parties with respect to the matters described therein, the courts may consider extrinsic evidence of the circumstances surrounding the entering into of such documents to ascertain the intent of the parties in using the language employed in the documents, regardless of whether the meaning of the language used in the documents is plain and unambiguous on its face, and may determine that additional and supplemental terms can be incorporated into the Relevant Documents or the other documents executed in connection with the Transactions, including the Transfers. See, e.g., Pacific Gas & Elec. Co. v. G.W. Thomas Drayage & Rigging Co., 69 Cal. 2d 33 (1968); Trident Ctr. v. Connecticut Gen. Life Ins. Co., 847 F.2d 564 (9th Cir.
1988).

          We express no opinion as to any Receivables or Collections thereon that are in the possession of the Servicer and have been commingled with property of the Servicer. We also express no opinion as to the potential avoidability of repayments by the Parent of Collections commingled with funds of the Parent pursuant to the Pooling and Servicing Agreement. Additionally, we note that the court may, on an interim basis, impose a temporary or preliminary stay with respect to the Receivables or the Collections thereon in order to afford itself time to ascertain the facts and apprise itself of the law. See, e.g., In re Leisure Dynamics, 33 B.R. 171 (Bankr. D. Minn. 1983) (letter of credit).

          We express no opinion herein as to (i) the enforceability, perfection, validity, binding nature, or legality of any transfer, document, or agreement or (ii) any bankruptcy case affecting any entity other than the Parent.

          We also note that, unless an Obligor with respect to a Receivable has received notice of the transfer and assignment thereof, bona fide payments made by such Obligor to a second assignee of such Receivable should discharge such Obligor's obligations to the extent of the payment, and the payment should be recoverable, if at all, only from such second assignee.

          We express no opinion as to whether the sale or other transfer of Receivables will be effective to transfer any Receivables arising or created after (a) the commencement of a voluntary case by the Parent under the Bankruptcy Code or (b) an order for relief in an involuntary case against the Parent under the Bankruptcy Code (in either event, other than any Receivables which are comprised solely of finance charges that relate to Receivables sold prior to the commencement of such case).
Section 303(f) of the Bankruptcy Code provides that:
"[n]otwithstanding Section 363 of this title, except to the extent that the court orders otherwise, and until an order for relief in the case, any business of the debtor may continue to operate, and the debtor may continue to use, acquire, or dispose of property as if an involuntary case concerning the debtor had not been commenced." We are therefore of the opinion that, subject to the avoidance powers of the trustee under Section 549 of the Bankruptcy Code, and except to the extent that the court orders otherwise, the opinions expressed in Section IV above cover transfers of Receivables arising or created after the commencement of an involuntary case but before an order for relief in the case.

          All of the foregoing analyses and its conclusions are premised upon, and limited to, the law and the documents evidencing and governing the transactions described herein in effect as of the date of this letter. Furthermore, we note that a court's decision regarding matters upon which we opine herein is based on the court's own analysis and interpretation of the factual evidence before the court and of applicable legal principles.

          Our opinions are subject to the effect of general principles of equity, including, without limitation, limitations on the availability of equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter. The opinions set forth above are given as of the date hereof and we disavow any undertaking or obligation to advise you of any changes in law or any facts or circumstances that may hereafter occur or come to our attention that could affect such opinions. Furthermore, it is our and your understanding that the foregoing opinions are not intended to be a guaranty as to what a particular court would actually hold, but an opinion as to the decision a court should reach if the issue were properly presented and argued to it and the court followed what we believe to be the applicable legal principles. In that regard, you should be aware that all of the foregoing opinions are subject to inherent limitations because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future-arising facts and circumstances and the nature of the bankruptcy process. The recipient of this opinion should take these limitations into account in analyzing the bankruptcy risks associated with the subject transaction.

          All of the foregoing opinions should be interpreted in accordance with the Special Report by The TriBar Opinion Committee, Opinions in the Bankruptcy Context, 46 Bus. Law. 718 (Feb. 1991). In addition, we note, based on information contained in recent filings by the Parent and the Company with the Securities and Exchange Commission, that certain of the Receivables may have arisen in Accounts that were reaffirmed by debtors pursuant to bankruptcy reaffirmation agreements that were not filed with federal bankruptcy courts as required under applicable provisions of Chapter 7 of the United States Bankruptcy Code. To the extent that this is the case, the right of the Trustee to enforce its interest in Receivables that have arisen or may arise in such Accounts may be subject to defenses available to the affected Account holders.

          This opinion is furnished by us to you, and is solely for your benefit in connection with the above transactions, and is not to be otherwise used, circulated or relied upon without our express prior written consent, except that Sears, Roebuck and
Co., [     names of underwriters    ], Standard & Poor's Ratings
Services, Moody's Investors Service, Inc., Fitch IBCA, Inc., Duff & Phelps Credit Rating Company and Bank One, National Association may rely upon each of the foregoing opinions as if such opinions were addressed to them.

                              Very truly yours,




_______________________________
1         We note that the holding of one case poses some risk
     that the Parent would be deemed to retain an interest in the Receivables transferred by it under the Transfer Documents that would constitute property of the Parent's bankruptcy estate under Section 541 of the Bankruptcy Code in the event of the Parent's bankruptcy, even though the transfer of the Receivables to the Company has the indicia of a true sale. In Octagon Gas Sys., Inc. v. Rimmer, 995 F.2d 948, 957 (10th Cir. 1993), the Tenth Circuit found that regardless of the parties' intent or any manifestation of objective criteria, the UCC Article 9 characterization of the subject of a sale was dispositive: "[W]e hold that because, under Article 9 [of the UCC], a sale of accounts is treated as if it creates a security interest in the accounts, accounts sold by a debtor prior to filing for bankruptcy remain property of the debtor's bankruptcy estate."
          Octagon poses some risk that even absent a recharacterization of the Transfer as a financing and even though the Transfer has the indicia of a true sale, the bankrupt Parent could be deemed to retain an interest in the Receivables, and it is therefore possible that the Company may not be able to defeat treatment of the Transfer as a financing with respect to the Parent. However, we believe the Octagon decision is wrong to the extent it implies that the provisions of Article 9 should be used to determine the ownership of accounts, including for purposes of determining property of the estate under Section 541 of the Bankruptcy Code. The UCC specifically recognizes that a sale of accounts can be treated as a true sale for purposes of determining ownership of accounts and related collections. Specifically, the Octagon court did not observe the distinctions between true sales and transfers for purposes of security contemplated by Sections 9-502(2) and 9-504(2) of the UCC and Official Comments 2 and 4 to Section 9-502. The Octagon court also ignored the parties' intent and conduct that a true sale and its benefits be effected. From a policy perspective, the generalization of Octagon would adversely affect many businesses by removing commercial certainty from securitization transactions in general. Further, in response to Octagon, the Permanent Editorial Board for the UCC amended Official Comment 2 to Section 9-102 to read: "The determination of whether a particular transfer of accounts or chattel paper constitutes a sale or a transfer for security purposes (such as in connection with a loan) is not governed by Article 9." Octagon has also received wide criticism from commentators. See e.g., Lynn
     M. LoPucki, The Death of Liability, 106 Yale L. J. 1, 92
     n.127 (Oct. 1996); Reade H. Ryan, Jr., Trade Receivables Purchases, at 507, 569-73 (SA80 ALI-ABA Banking and Comm. Lending Law March 1996).

2         We note, however, that in an entirely different
     context, that of "captive insurance companies," for tax purposes the Ninth Circuit, in determining whether an insurance contract existed, found that the risk of loss had not been shifted by a parent company to its captive insurance subsidiary. Clougherty Packing Co. v. Commissioner, 811 F.2d 1297 (9th Cir. 1987). In Clougherty, the parent corporation indirectly obtained insurance from the parent's subsidiary (the "captive"). The Court of Appeals disallowed the parent's deduction of insurance premiums paid to the captive because it found that no risk of loss had shifted from the parent to the captive. The court found no shift of risk for tax purposes because any losses paid by the captive reduced the value of the captive's stock which, in turn, reduced the value of the parent's assets in an amount equal to each amount paid by the captive to cover a loss. The court expressly limited its holding to the tax issue before it, noting specifically that it did not consider relevant any analogy to non-insurance transactions, such as sales or loans from a parent company to its subsidiary, where the risk of loss can be shifted from the parent to its subsidiary, and stated that ". . . cases involving risk of loss in non-insurance transactions between related entities are simply not relevant in determining whether insurance exists." Id. at 1306, n.12.